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                                                                      EXHIBIT 16


KPMG LETTERHEAD
1500 National City Center                              Telephone 216-696-9100
1900 East Ninth Street                                 Fax       216-696-7792
Cleveland, OH  44114-3495


October 11, 1999

Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:

We were previously principal accountants for Interlott Technologies, Inc. and, under the date of February 26, 1999, we reported on the financial statements of Interlott Technologies, Inc. as of and for the years ended December 31, 1998 and 1997. On October 4, 1999, our appointment as principal accountants was terminated. We have read Interlott Technologies, Inc.'s statements included under Item 4 of its Form 8-K dated October 4, 1999, and we agree with such statements.


Very truly yours,

KPMG LLP